EXHIBIT H




          SECURITIES AND EXCHANGE COMMISSION

          (Release No. 35-_______; 70-_______)

          General Public Utilities Corporation





               General  Public Utilities Corporation ("GPU"), 100 Interpace

          Parkway, Parsippany, New  Jersey  07054, has filed  a declaration with this Commission pursuant  to Sections 6(a), 7 and 12  of the

          Public Utility Holding Company  Act of 1935 ("Act") and  Rules 45

          and 54 thereunder.



               By  Order dated September 23,  1993 (HCAR No. 35-25898), the

          Commission,  among  other   things,  authorized     GPU   Service

          Corporation, a subsidiary service company ("Service Company"), to enter into a Term Loan, Revolving  Credit and Guaranty Agreement,

          dated  as of  September 30,  1993  ("FUNB Loan  Agreement"), with

          First  Union  National  Bank  (successor  in  interest  to  First

          Fidelity Bank, National Association,  New Jersey) ("FUNB") and to

          issue to FUNB  its unsecured promissory notes  maturing not later than September 30,  1998, representing  borrowings thereunder  in the amount of up to $16,500,000 (of which $11,500,000 constituted

          a term loan  and   $5,000,000 a revolving  credit facility  which

          facility  has expired).  The proceeds of the term loan borrowings were  used to  refinance  $11,500,000 of  Service Company's  then outstanding indebtedness  which Service  Company had  incurred to finance  the construction  and equipping  of its  Parsippany, New


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          Jersey  headquarters  office   building.  The  revolving   credit

          borrowings  were  to  be  used  for  general  corporate  purposes including capital expenditures.  In its September 23, 1993 Order,

          the   Commission  further   authorized  GPU   to  unconditionally

          guarantee payment of principal  of and interest on the  notes and

          Service Company's other  obligations to FUNB under  the FUNB Loan

          Agreement.



               By  Order dated  April  24, 1986  (HCAR  No. 35-24069),  the

          Commission,  among other  things, authorized  Service Company  to issue  to  Aetna  Life Insurance  Company  ("Aetna")  $32,000,000

          aggregate principal  amount of its secured  notes ("Aetna Loan"),

          maturing not later  than December  31, 2001, secured  by a  first

          lien  and   security  interest  in   Service  Company's  Reading,

          Pennsylvania  office building.   The  proceeds of  such borrowing

          were  used  to  repay  then outstanding  borrowings  incurred  to finance  the construction  and  equipping of  the Reading  office building  and for working capital  purposes.  The  April 24, 1986 order also authorized GPU  to guarantee Service Company's payment of  principal  and  interest  on  and  performance of  its  other obligations with respect to these secured notes.



               At  February 1,  1996,  the principal  amount of  borrowings outstanding  under the  FUNB Loan  Agreement and  Aetna Loan  was

          $11,500,000 and $19,200,000, respectively.   The Aetna Loan bears

          interest at a fixed rate of 10.87% per annum.  Notes issued under the FUNB Loan Agreement bear interest at fluctuating  rates based





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          upon (i) FUNB's base  rate, or (ii) the London  Interbank Offered

          Rate plus 37.5 basis points and the applicable reserve.



               Service Company  has determined  that market  conditions are sufficiently favorable to warrant a refinancing of the Aetna Loan and, possibly, at the same time a refinancing of borrowings under

          the FUNB Loan  Agreement as well.   Accordingly, Service  Company

          now  intends,  from time  to time  through  February 1,  2006, to borrow up to  $40,000,000 from  one or more  commercial banks  or other  institutions  under one  or  more  new  term  loan  and/or revolving  credit  facilities  (each,  a  "New  Loan  Agreement")

          entered into  on or  before  February 1,  2006.   Each  New  Loan

          Agreement would  provide for interest at  negotiated market rates but,  in any case, not in excess of  the greater of (i) 150 basis points  above  the greater  of (a)  the  lending bank's  or other recognized prime rate and  (b) 50 basis points above  the federal funds  rate, (ii)  200 basis  points above  the specified  London

          Interbank Offered  Rate plus any applicable  reserve requirement,

          (iii)  a negotiated  fixed rate  which, in  any event,  would not exceed  300 basis  points above  the treasury  bond rate  with an identical  average  life, or  (iv) a  rate  equal to  the average domestic money bid  rate for certificates  of deposit of  similar maturities,  plus  up to  100  basis  points  and any  applicable reserve requirement; and would  include other customary terms and conditions.  Loans  under each  New Loan Agreement  would have  a maturity of  up to  20 years and  may be evidenced  by promissory notes.  Proceeds of borrowings under the New Loan Agreement would be used to repay outstanding borrowings under the Aetna Loan, and



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          may  be  used  to  repay all  or  a  portion  of the  outstanding borrowings under the FUNB  Loan Agreement.  The balance  would be used for working capital and other corporate purposes.



               In order  to  enable  Service  Company  to  borrow  at  more favorable  rates and other terms, GPU proposes, from time to time through February 1,  2006, to enter  into guaranty agreements  in favor of the banks  or other institutional lenders under  the New

          Loan Agreements to unconditionally guaranty payment of principal,

          interest and  Service Company's  other obligations under  the New

          Loan Agreements.



               The declaration and any amendments thereto are available for public  inspection  through  the  Commission's  Office  of Public

          Reference.   Interested persons wishing  to comment or  request a

          hearing should submit their  views in writing by _______________,

          1996  to  the  Secretary,  Securities  and  Exchange  Commission,

          Washington, D.C. 20549, and  serve a copy on the declarant at the

          address specified above.   Proof of service (by affidavit  or, in

          the case of an  attorney at law, by certificate)  should be filed

          with  the  request.   Any request  for  a hearing  shall identify

          specifically the  issues of fact  or law  that are  disputed.   A

          person  who so  requests  will be  notified  of any  hearing,  if ordered, and will receive a copy of any notice or order issued in this matter.  After said date, the declaration, as amended  or as it may be further amended, may be granted.







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               For the Commission by the Division of Investment Management,

          pursuant to delegated authority.



                                             Jonathan G. Katz
                                             Secretary


















































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